EXHIBIT 12

                      ILLINOIS BELL TELEPHONE COMPANY
             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                           (Dollars in Millions)
                                                   Nine Months Ended
                                                    September 30
                                                    -------------
                                                  1996         1995
                                                  ----         ----
1.  EARNINGS

     a) Income before interest expense,
         income taxes and undistributed
         equity earnings (2).................  $  719.3      $  810.6

     b) Portion of rental expense
         representative of the
         interest factor (1).................       7.6           7.8
                                               --------      --------
     Total 1(a) through 1(b).................  $  726.9      $  818.4
                                               --------      --------
2.  FIXED CHARGES

     a) Total interest expense including
         capital lease obligations...........  $   85.3      $   88.7

     b) Capitalized interest.................       2.8           1.8

     c) Portion of rental expense
         representative of the
         interest factor (1).................       7.6           7.8
                                               --------      --------
     Total 2(a) through 2(c).................  $   95.7      $   98.3
                                               --------      --------
3.  RATIO OF EARNINGS TO FIXED CHARGES.......      7.60          8.33
                                                  =====         =====


(1) One-third of rental expense is considered to be the amount representing return on capital.

(2) The results for the first nine months of 1995 reflect a $71.1 million pretax credit primarily from settlement gains resulting from lump-sum pension payments from the pension plan to former employees who left the business in the nonmanagement work force restructuring.